KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2020 Second Quarter Financial Results

Company to Host Conference Call on August 7, 2020 at 8:30 a.m. ET

Kingston, NY — August 6, 2020 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter ended June 30, 2020.

Financial and Operational Highlights
2020 Second Quarter
(All results are compared to prior year period unless otherwise noted)

- Direct written premiums[1] from personal lines grew by 9.1%; Direct written premiums[1], including commercial liability lines in run off, decreased by 4.8%
- Net premiums earned from personal lines decreased by 4.9% (following the Company having entered into in December 2019 a 25% Personal Lines Quota Share treaty); Net premiums earned, including commercial liability lines in run off, decreased 14.6% to $26.6 million
- Net loss ratio, excluding commercial liability lines in run off[1], of 47.1% compared to 50.5%; Net loss ratio, including commercial liability lines in run off, of 48.1% compared to 56.6%
- Net combined ratio of 87.3% compared to 94.1%
- Net investment income decreased 6.2% to $1.6 million
- Net operating income[1] of $2.48 million, or $0.23 per diluted share, compared to $1.10 million, or $0.10 per diluted share
- Net income of $4.6 million, or $0.43 per diluted share, compared to net income of $1.6 million, or $0.15 per diluted share
- Equity securities and other investment valuations increased by $2.7 million, or $0.20 per share net of tax; Fixed income security valuations increased by $11.0 million, or $0.82 per share net of tax
- Book value per share of $8.40 per share, up $1.27, or 17.8%, from Q1.

Quarterly Dividend of $0.04 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.04 per share payable on September 15, 2020 to stockholders of record at the close of business on August 31, 2020.

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[1] These measures are not based on accounting principles generally accepted in the United States ("GAAP") and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 "Additional Financial Information for Q2 2020" (also available at www.kingstonecompanies.com).

Management Commentary

Barry Goldstein, Kingstone's Chief Executive Officer, elaborated on the Company's results:

"Financial results in the second quarter continued to improve, demonstrating that our "profitability first" focus is delivering the anticipated results. Our net loss ratio improved 8.5 points to 48.1%, of which 5.7% were losses from catastrophes. In the second quarter of 2019 the loss was ratio was 56.6%, and 4.6% was from catastrophes.

Last August we made the difficult decision to exit the highly volatile commercial liability business, and by the end of Q3 2020 the run-off will be complete. With this line soon in the rear view mirror, I feel it important to point out that our net loss ratio in Q2, when excluding commercial lines, improved over 3 points, to 47.1%.

Our combined ratio was an excellent 87.3%, improving almost seven points compared to Q2 2019. Operating earnings more than doubled to $2.5 million, or $0.23 per share, up from last year's $0.10 per share."

Ben Walden, EVP and Chief Actuary, elaborated on reserves:

"The runoff of commercial liability claims continues to be favorable, and we recorded a third straight quarter of stable prior year loss development. We have now closed over half of the open liability claims inventory from a year ago, and the uncertainty in reserve levels that existed then has materially decreased. New commercial lines claim volume is rapidly decreasing as the remaining inforce policies will expire by the end of Third Quarter.

We have not yet factored in any benefits from improved claim handling procedures implemented over the last several quarters. We continue to pursue a conservative approach to reserving for more recent accident periods, until more data is gathered from the claims handled under the new procedures."

Meryl Golden, Kingstone's Chief Operating Officer, continued:

"I am happy to share that Kingstone 2.0, our effort to modernize the Company, is progressing well. In early Q3 we implemented our new claims system and in late Q3, we will start the conversion to our new policy management system. We are also in process of executing on several initiatives that will reduce our salary expense and other operating expenses. We are excited about the impact Kingstone 2.0 will have on Company performance as well as the service we provide to producers and policyholders."

Financial Highlights Table

($ in thousands except per share data)	Three Months Ended June 30, 2020	2019	% Change	Six Months Ended June 30, 2020	2019	% Change
Direct written premiums[1]	$ 42,650	$ 44,821	-4.8%	$ 79,347	$ 82,310	-3.6%
Net written premiums[1]	$ 28,090	$ 36,621	-23.3%	$ 51,281	$ 66,982	-23.4%
Net premiums earned	$ 26,637	$ 31,201	-14.6%	$ 53,578	$ 60,797	-11.9%
Total ceding commission revenue	$ 3,480	$ 676	414.8%	$ 7,311	$ 1,953	274.3%
Net investment income	$ 1,612	$ 1,719	-6.2%	$ 3,278	$ 3,343	-1.9%
Net gains (losses) on investments	$ 2,698	$ 679	297.3%	$ (3,747)	$ 2,714	NA
U.S. GAAP Net income (loss)	$ 4,608	$ 1,639	181.1%	$ (836)	$ (5,696)	85.3%
U.S. GAAP Diluted earnings (loss) per share	$ 0.43	$ 0.15	186.7%	$ (0.08)	$ (0.53)	84.9%
Comprehensive income	$ 13,327	$ 4,556	192.5%	$ 2,487	$ 548	353.8%
Net operating income (loss)[1]	$ 2,477	$ 1,103	124.6%	$ 2,124	$ (7,840)	NA
Net operating income (loss) diluted earnings (loss)[1] per share	$ 0.23	$ 0.10	130.0%	$ 0.20	$ (0.73)	NA
Return on average equity (annualized)	22.1%	7.7%	14.4 pts	-1.9%	-12.9%	11 pts
Operating return on average equity (annualized)[1]	11.9%	5.1%	6.8 pts	4.8%	-17.8%	22.6 pts
Net loss ratio	48.1%	56.6%	-8.5 pts	54.5%	77.0%	-22.5 pts
Net underwriting expense ratio	39.2%	37.5%	1.7 pts	39.2%	38.0%	1.2 pts
Net combined ratio	87.3%	94.1%	-6.8 pts	93.7%	115.0%	-21.3 pts
Effect of catastrophes and prior year loss development on net combined ratio	5.7 pts	4.6 pts	1.1 pts	3.2 pts	10.7 pts	-7.5 pts
Net combined ratio excluding effect of catastrophes and prior year loss development[1]	81.6%	89.5%	-7.9 pts	90.5%	104.3%	-13.8 pts

1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 "Additional Financial Information for Q2-2020" (also available at www.kingstonecompanies.com)

2020 Second Quarter Financial Review

Net Income:

There was net income of $4.6 million during the three-month period ended June 30, 2020, compared to net income of $1.6 million in the prior year period. The net income in the latest three-month period can be attributed primarily to the dramatic positive swing in financial markets that reversed the unrealized losses from the first quarter resulting from the impact of the Covid-19 pandemic. The loss ratio for the latest three-month period compares very favorably to the prior three month period, as described in the 'Net Loss Ratio and Underlying Net Loss Ratio Excluding Commercial Lines' section below.

Earnings per share ("EPS"):

Kingstone reported earnings of $0.43 per diluted share for the three months ended June 30, 2020, compared to earnings of $0.15 per diluted share for the three months ended June 30, 2019. EPS for the three-month periods ended June 30, 2020 and 2019 was based on 10.73 million and 10.79 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned (See Definitions and Non-GAAP Measures below):

Direct written premiums[1] for the second quarter of 2020 were $42.7 million, a decrease of $2.1 million, or 4.8%, from $44.8 million in the prior year period. The decrease is primarily attributable to a $3.9 million decrease in premiums from our commercial lines business as result of our decision in July 2019 to no longer underwrite this line of business. Direct written premiums from our personal lines business for the second quarter of 2020 were $41.5 million, an increase of $3.5 million, or 9.1%, from $38.0 million in the prior year period.

We refer to our New York business as "Core" [1] and the business in other states as "Expansion" [1]. Expansion direct written premiums [1] for the second quarter of 2020 were $8.8 million, an increase of $2.5 million from the $6.3 million written in the prior year period.

Net written premiums[1] decreased 23.3% to $28.1 million during the three-month period ended June 30, 2020 from $36.6 million in the prior year period. The decrease in the second quarter was attributable to the inception of a 25% personal lines quota share on December 15, 2019 and the decrease in commercial lines premiums which are not subject to a quota share treaty.

Net premiums earned for the quarter ended June 30, 2020 decreased 14.6% to $26.6 million, compared to $31.2 million for the quarter ended June 30, 2019. The decrease was attributable to the inception of a 25% personal lines quota share on December 15, 2019 and the decrease in commercial lines premiums which are not subject to a quota share treaty. The personal lines quota share was 10% for the quarter ended June 30, 2019.

Net Loss Ratio and Underlying Net Loss Ratio Excluding Commercial Lines[1]:

For the quarter ended June 30, 2020, the Company's net loss ratio was 48.1%, compared to 56.6% in the prior year period. The loss ratio improved from the prior year period due to decreased claim frequency affecting both personal lines and livery physical damage, as well as a reduction in the impact of prior year loss development. This was partially offset by an increase in the impact of catastrophe losses for the quarter. The impact of prior year development on the loss ratio was a favorable 0.2 points for the quarter ended June 30, 2020, compared to a 5.3 point unfavorable impact in the prior year period. The catastrophe impact on the loss ratio was 5.7 points for the quarter ended June 30, 2020, compared to a 4.6 point impact in the prior year period.

Excluding the impact of prior year loss development and catastrophe losses, the underlying net loss ratio excluding commercial lines[1] also improved, to 42.2% in the quarter ended June 30, 2020 from 43.5% in the quarter ended June 30, 2019. The underlying net loss ratio[1] improved due to reduced claim frequency for personal lines and the auto physical damage program, and a shift in mix of business away from the commercial liability lines that are now in runoff.

Net Other Underwriting Expense Ratio:

For the quarter ended June 30, 2020, the net underwriting expense ratio was 39.2% as compared to 37.5% in the prior year period, an increase of 1.7 percentage points. The 1.7 percentage point increase in the net underwriting expense ratio is attributable to the effect that the 25% personal lines quota share treaty and the elimination of the commercial lines business had on decreasing net premiums earned.

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[1] These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 "Additional Financial Information for Q2 2020" (also available at www.kingstonecompanies.com).

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $218.7 million at June 30, 2020 compared to $212.1 million at June 30, 2019. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 87.3% of total investments at June 30, 2020 and 87.0% at June 30, 2019. The Company's effective duration on its fixed-income portfolio is 4.2 years.

Net investment income decreased 6.2% to $1.61 million for the second quarter of 2020 from $1.72 million in the prior year period.

Accumulated Other Comprehensive Income (AOCI)
As of June 30, 2020, AOCI was $8.09 million compared to $3.36 million at June 30, 2019.

Book Value
The Company's book value per share at June 30, 2020 was $8.40, an increase of 3.2% compared to $8.14 at June 30, 2019.

Tropical Storm Isaias
The Company also announced that it has received more than 1,000 claims relating to Tuesday's Tropical Storm Isaias that caused power outages and significant damage to homes throughout the Northeast. The Company stated that it is unable to determine the aggregate dollar amount of the claims at this time but indicated that the claims will in all likelihood have a material adverse effect upon its third quarter results of operations.

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Friday, August 7, 2020, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast
The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies Q2 2020 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net premiums written** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company's performance and evaluate results.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in other states (i.e., outside New York).

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company's overall profitability.

Operating return on average common equity - is net operating income (loss) divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income (loss) and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), which may vary significantly between periods. Net operating income (loss) and operating return on average common equity are provided as supplemental information, are not a substitute for net income (loss) or return on average common equity and do not reflect the Company's overall profitability or return on average common equity.

Underlying net loss ratio - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the effect of catastrophes and prior year loss development on the net loss ratio.

Underlying net loss ratio excluding Commercial Lines - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the loss ratio that relates to commercial lines, catastrophes, and prior year loss development.

Net loss ratio excluding commercial lines - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the loss ratio that relates to commercial lines.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development, as well as the loss ratio that relates to commercial lines which is in run off. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. Due to our decision in July 2019 to no longer underwrite commercial lines, excluding the loss ratio related to such line of business allows us to compare our loss ratio with regard to our ongoing lines of business. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the underlying net loss ratio excluding commercial lines and net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP

measures are the net loss ratio and net combined ratio. The underlying net loss ratio excluding commercial lines, net loss ratio excluding commercial lines and net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net loss ratio and net combined ratio and do not reflect the Company's net loss ratio and net combined ratio.

About Kingstone Companies, Inc.

Kingstone is a Northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a multi-line carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products, as well as Physical Damage Only coverage to taxi, limousine, and transportation network vehicle owners in New York State. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut, Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 under "Factors That May Affect Future Results and Financial Condition" and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended June 30, 2020, to be filed with the Securities and Exchange Commission. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319